UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 20, 2014

ITC HOLDINGS CORP.

(Exact Name of Registrant as Specified in its Charter)

Commission File Number: 001-32576

Michigan	32-0058047
(State of Incorporation)	(IRS Employer Identification No.)

27175 Energy Way, Novi, Michigan 48377
(Address of principal executive offices) (zip code)

(248) 946-3000

(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 20, 2014, Cameron M. Bready, Executive Vice President and Chief Financial Officer of ITC Holdings Corp. (the “Company”), delivered to the Company his resignation from all positions he holds with the Company and its subsidiaries, effective June 20, 2014, in order to accept a senior leadership position with another company.

On May 21, 2014, the Board of Directors appointed the Company’s Vice President, Finance and Treasurer, Rejji P. Hayes, to serve as Vice President, Treasurer and interim Chief Financial Officer upon Mr. Bready’s departure from the Company. Mr. Hayes, age 39, has served in his current position with the Company since February 2012. Prior to joining the Company, Mr. Hayes served from 2009 until 2012 as Assistant Treasurer and Director, Corporate Finance and Financial Strategy at Exelon Corporation in Chicago, Illinois, where he was responsible for developing the company’s financial strategy, and planning, structuring and executing all debt and equity financings. Prior to his employment with Exelon Corporation, Mr. Hayes served from 2007 until 2009 as Vice President, Mergers and Acquisitions at Lazard Freres & Co. LLC where he provided strategic and corporate finance advisory services for corporate clients and private equity firms. Previously, Mr. Hayes served for a total of 8 years in a variety of financial leadership roles with financial institutions and investment banks. Mr. Hayes holds a Master of Business Administration from Harvard Business School and a bachelor’s degree from Amherst College.

A copy of the press release announcing Mr. Bready’s resignation and Mr. Hayes’ appointment is included as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01  Financial Statements and Exhibits.

Exhibit 99.1          Press release, dated May 21, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

May 21, 2014

ITC HOLDINGS CORP.

By:	/s/ Daniel J. Oginsky
Daniel J. Oginsky
Its:	Senior Vice President and General Counsel